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                                                                   Exhibit 23.02

Consent of Dixon Hughes PLLC

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 Registration Statements No. 333-24755, 333-29679 and 333-67365 and 333-42618 and the Form
S-3D Registration Statement No. 333-02437 of FNB Financial Services Corporation of our reports dated March 9, 2005 with respect to the consolidated financial statements of FNB Financial Services Corporation and subsidiary and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of FNB Financial Services Corporation for the year ended December 31, 2004.


                                          /s/ Dixon Hughes PLLC

Sanford, North Carolina
March 15, 2005


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